UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 10, 2008
FairPoint Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32408	13-3725229

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 250, Charlotte, North Carolina	28202

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(704) 344-8150
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure
     As previously disclosed, on January 15, 2007, FairPoint Communications, Inc. (“FairPoint”) entered into an Agreement and Plan of Merger with Verizon Communications Inc. (“Verizon”) and Northern New England Spinco Inc., a subsidiary of Verizon (“Spinco”), as subsequently amended (the “Merger Agreement”), pursuant to which Spinco will merge with and into FairPoint (the “Merger”). Prior to the Merger, pursuant to a Distribution Agreement that Verizon and Spinco entered into on January 15, 2007, as subsequently amended (the “Distribution Agreement”), the Verizon Group (as defined below) will effect the transfer of specified assets and liabilities of the local exchange business of Verizon New England Inc. (“Verizon New England”) in Maine, New Hampshire and Vermont and the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states to Spinco and entities that will become Spinco subsidiaries.
     In connection with the transactions contemplated by the Merger Agreement and the Distribution Agreement, Spinco will issue to the Verizon Group $540 million aggregate principal amount of Senior Notes due 2018 (the “Notes”). FairPoint expects that Verizon will seek to exchange (the “Debt Exchange”) the Notes for certain outstanding debt obligations of Verizon held by certain creditors of Verizon (the “Selling Securityholders”). FairPoint also expects that immediately following such exchange, the Selling Securityholders will resell the Notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in compliance with Regulation S under the Securities Act, which resale will be consummated at the time of the closing of the Merger.
     Neither FairPoint nor Spinco will receive any proceeds from the sale of the Notes by the Selling Securityholders.
     On March 10, 2008, Spinco and the Selling Securityholders will make available to prospective investors a preliminary offering memorandum (the “Offering Memorandum”) with respect to the offering of the Notes.
     As used herein, unless the context indicates or otherwise requires:
•	the terms “the Company,” “we,” “us” and “our” refer to FairPoint Communications, Inc. and its subsidiaries following the Merger and the other Transactions (as defined below);
•	the term “FairPoint” refers to FairPoint Communications, Inc. and its subsidiaries prior to the Merger;
•	the term “Verizon Group” means Verizon and its subsidiaries (other than Cellco Partnership doing business as Verizon Wireless);
•	the term the “Northern New England business” refers to the local exchange business and related landline activities in Maine, New Hampshire and Vermont as historically operated by the Verizon Group;

•	the term “on a pro forma basis” gives effect to the Transactions; and
•	the “Transactions” refers collectively to (a) the spin-off of the Northern New England business by the Verizon Group in exchange for (i) the issuance of additional Spinco shares (ii) a special $1,160 million cash payment to the Verizon Group and (iii) the issuance of the Notes to the Verizon Group, (b) the Merger, (c) the Debt Exchange, (d) the offering of the Notes, (e) the entry by Spinco and FairPoint into a new senior secured $2,030 million credit facility (the “New Credit Facility”) and (f) the use of the borrowings thereunder.
          Set forth below is additional information with respect to the Transactions as set forth in the Offering Memorandum:
The Spin-off.  The Verizon Group will engage in a series of restructuring transactions to effect the transfer of specified assets and liabilities of the local exchange business of Verizon New England in Maine, New Hampshire and Vermont and the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states to Spinco and entities (including an entity formed for holding Vermont property) that will become Spinco’s subsidiaries. In connection with these restructuring transactions, and immediately prior to the effective time of the Merger, the Verizon Group will contribute certain of those assets and all of the direct and indirect equity interests of those entities to Spinco in exchange for:

•	the issuance of additional shares of Spinco common stock to be distributed in the spin-off;

•	a special cash payment of $1,160 million to the Verizon Group; and

•	the issuance by Spinco to the Verizon Group of the Notes.

As a result of these transactions, the Verizon Group will receive $1.7 billion of combined cash and principal amount of Notes.

The Verizon Group will also contribute approximately $316 million in cash to Spinco at or prior to the spin-off in addition to the amount of working capital that it is currently required to contribute pursuant to the Distribution Agreement as currently in effect.

After the contribution and immediately prior to the Merger, Verizon will spin off Spinco by distributing all of the shares of Spinco common stock to a third-party distribution agent to be held collectively for the benefit of Verizon stockholders.

The Merger.  In the Merger, Spinco will merge with and into FairPoint in accordance with the terms of the Merger Agreement and, following completion of the Merger, the separate existence of Spinco will cease. The Spinco shares held by the third-party distribution agent for the benefit of Verizon stockholders will be immediately converted into the number of shares of FairPoint common stock that Verizon stockholders will be entitled to receive in the Merger. The distribution agent will then distribute shares of FairPoint common stock and cash in lieu of fractional shares to Verizon stockholders on a pro rata basis. FairPoint will survive the Merger and will hold and conduct the combined business operations of FairPoint and Spinco. Verizon stockholders will be entitled to receive a number of shares of common stock of FairPoint, as the surviving corporation, to be determined based on the calculation set forth in the Merger Agreement. When the Merger is completed and prior to the elimination of fractional shares, Verizon stockholders will collectively own approximately 60%, and FairPoint stockholders will collectively own approximately 40%, of the shares of our common stock following the Merger on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the Merger agreement). Following the Merger, Spinco will be treated as the acquirer in the Merger for accounting purposes.

In connection with the Merger, FairPoint entered into a transition services agreement with an affiliate of Verizon (the “Transition Services Agreement”), pursuant to which affiliates of Verizon will provide to us following the Merger certain services on an interim basis.

The Debt Exchange.  We expect that Verizon will seek to exchange the Notes to be issued by Spinco to the Verizon Group for certain outstanding debt obligations of Verizon held by the Selling Securityholders, thereby reducing the Verizon Group’s outstanding indebtedness.

The Offering.  Assuming Verizon and the Selling Securityholders consummate the Debt Exchange, we expect the Selling Securityholders to immediately resell the Notes to be issued by Spinco (and assumed by FairPoint in the Merger) to the Verizon Group.

New Credit Facility.  FairPoint and Spinco will enter into a new $2,030 million senior secured credit facility consisting of a non-amortizing revolving facility in an aggregate principal amount of $200 million (the “New Revolver”), a senior secured term loan A facility in an aggregate principal amount of up to $500 million (the “term loan A facility”), a senior secured term loan B facility in the aggregate principal amount of at least $1,130 million (the “term loan B facility” and, together with the term loan A facility, the “New Term Loan”), and a delayed draw term loan facility in an aggregate principal amount of $200 million (the “New Delayed Draw Term Loan”). We expect that Spinco will draw $1,160 million under the New Term Loan immediately prior to the spin-off and we will draw $470 million under the New Term Loan concurrently with the closing of the Merger.

Assuming the Merger closed on December 31, 2007, we expect that borrowings under the New Credit Facility will primarily be used as follows:

By Spinco:

•	to allow Spinco to make a special cash payment of $1,160 million to the Verizon Group.

By us:

•	together with cash on hand at Spinco, to repay in full all outstanding loans under FairPoint’s existing credit facility (approximately $621 million as of December 31, 2007) and $4 million of other outstanding indebtedness and to pay fees and expenses relating to the Transactions. We currently expect that we will borrow approximately $150 million under the New Delayed Draw Term Loan during the one-year period following the closing of the Merger to fund certain capital expenditures and other expenses associated with the Merger.

          Set forth below is certain pro forma financial data of the Company as set forth in the Offering Memorandum:

Unaudited Pro Forma Condensed Combined Financial Data

The summary pro forma statements of operations and operating data give effect to the Transactions as if they had occurred on January 1, 2007. The summary pro forma balance sheet data as of December 31, 2007 give effect to the Transactions as if they had occurred on such date. The pro forma amounts in the table below are presented for illustrative purposes only and do not indicate what our financial position or results of operations would have been had the Transactions occurred as of the date or for the period presented. The pro forma amounts also do not indicate what our financial position or future results of operations will be. In the opinion of FairPoint’s management, all adjustments considered necessary for a fair presentation have been included.

Pro Forma
for the year ended
December 31, 2007
(dollars in millions,
except non-financial
operating data)

Statement of Operations Data:
Revenues(1)	$1,475
Operating expenses:
Operating expenses	964
Depreciation and amortization	298
Gain on sale of operating assets	(2)

Total operating expenses(2)	1,260

Operating income	215
Interest expense	(179)
Other income, net	8

Income before income taxes	44
Provision for income taxes	(20)

Net income from continuing operations	$24

Balance Sheet Data (at year end):
Cash and short-term investments	$43
Property, plant and equipment, net	1,897
Total assets	3,132
Total long-term debt and capital lease obligations(3)	2,126
Total stockholders’ equity	196
Operating Data:
EBITDA(4)	$521
Adjusted EBITDA(5)	646
Access line equivalents	1,906,748
Residential access lines	1,110,722
Business access lines	505,449
High-speed data lines	290,577
Other Data:
Ratio of total long-term debt and capital lease obligations to Adjusted EBITDA(6)(7)	3.3x

(dollars in millions)

(1)	This amount is not adjusted for $18 of revenues which will be eliminated as a result of rate adjustments in Maine and $6 of revenues which we anticipate will be eliminated as a result of reductions in access charges in the future if a proceeding that is currently before the New Hampshire Public Utilities Commission is decided adversely. In addition, this amount excludes $5 of revenue from the Northern New England business related to Verizon affiliates which will not be transferred to us. This exclusion is expected to have no impact on EBITDA.

(2)	Because the Northern New England business operated as the local exchange carrier of Verizon in Maine, New Hampshire and Vermont and not as a standalone telecommunications provider, the historical operating results of the Northern New England business for the year ended December 31, 2007 reflect $259 of expenses for services provided by Verizon and its affiliates, including information systems and information technology, shared assets including office space outside of New England, and supplemental customer sales and service and operations. After a transition period following the Merger, we will receive these services from internal operations or from third-party service providers and not from Verizon or its affiliates. FairPoint estimates that within six months following the end of this transition period, which is expected to end in 2008, we will realize net costs savings on an annual basis of approximately $110 to $115 from internalizing these functions or obtaining these services from third-party providers. However, there can be no assurance that these or any cost savings will actually be achieved.

(3)	Prior to the closing of the Merger, FairPoint expects to incur an additional $29 of debt under its existing revolving credit facility, which will be repaid upon the closing of the Merger with borrowings under the New Term Loan. In addition, concurrently with the closing of the Merger, we expect to incur cash costs of $59, which are expected to be funded with $32 of cash on hand and $27 of borrowings under the New Term Loan. After giving effect to these additional borrowings, FairPoint’s management estimates that the amount of total long-term debt and capital lease obligations outstanding at the closing of the Merger will be $2,182.

(4)	EBITDA is defined as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. EBITDA is a measure commonly used by financial analysts in evaluating the operating performance of companies. Accordingly, management believes that EBITDA may be useful for potential purchasers of Notes in assessing past operating performance and our ability to meet our debt service requirements. A reconciliation of EBITDA to net income (loss) is provided below.

Pro Forma
for the year ended
December 31, 2007

Reconciliation of EBITDA:
Net income	$24
Total net interest expense	179
Income tax expense	20
Depreciation and amortization	298

EBITDA	$521

(5)	Adjusted EBITDA is defined as EBITDA adjusted to exclude unusual or one-time non-recurring items, non-cash items and other adjustments and to include anticipated cost savings related to the Merger and other adjustments. Certain financial covenants in the New Credit Facility will contain ratios based on Adjusted EBITDA, and the restricted payment and debt incurrence covenants in the indenture governing the Notes will be based on Adjusted EBITDA. In addition, our management believes that Adjusted EBITDA may be useful for potential purchasers of Notes in assessing our operating performance and our ability to meet our debt service requirements following the Transactions because Adjusted EBITDA, as opposed to EBITDA, more accurately reflects past operating performance as it takes into account specific adjustments such as cost savings and one-time non-recurring items. A reconciliation of Adjusted EBITDA to EBITDA is provided below.

Pro Forma
for the year ended
December 31, 2007
(dollars in millions)

Reconciliation of Adjusted EBITDA:
EBITDA	$521
Cost savings(a)	111
Non-cash pension and benefits costs(b)	23
Employee related expenses(c)	(4)
DSL pricing adjustments(d)	(2)
Other adjustments(e)	(3)

Adjusted EBITDA	$646

(a)	Represents the run-rate cost savings as a result of the Merger, which FairPoint’s management expects that the Company will achieve within twelve months following the closing of the Transactions, assuming the Transition Services Agreement is terminated six months after the closing of the Transactions. Should we need to continue the Transition Services Agreement beyond the date which is six months after the closing of the Transactions, FairPoint’s management does not expect to achieve these run-rate cost savings until a date which is six months from the date when the Transition Services Agreement is terminated. These cost savings relate to the expected elimination of approximately $390 in costs and expenses, primarily consisting of shared corporate expenses allocated to the Northern New England business by the Verizon Group. FairPoint’s management believes that we can perform the corporate services provided by the Verizon Group at a cost that is substantially less than that which is currently allocated to the Northern New England business. These costs will be replaced by (i) certain increased costs of approximately $254, (ii) the elimination of $18 of revenue as a result of rate adjustments in Maine and (iii) the elimination of $6 of revenue as a result of anticipated reductions in access charges in the future if a proceeding that is currently before the New Hampshire Public Utilities commission is decided adversely. In order to achieve these net cost savings, we expect to incur approximately $400 in net one-time operating costs and capital expenditures, a significant portion of which will be capitalized. These costs do not include other Merger related costs that were financed with the proceeds of the sale of FairPoint’s investment in the Orange County-Poughkeepsie Limited Partnership or reimbursed by Verizon. These costs include payments of $200 to Capgemini under the master services agreement, payments of $133 to the Verizon Group under the Transition Services Agreement (assuming we no longer need services under the Transition Services Agreement following the six-month anniversary of the closing of the Merger) and additional Merger and transition related expenditures. FairPoint’s management estimates that the Company will incur approximately $335 of these costs following the closing of the Merger. The adjustment reflecting estimated cost savings constitutes a forward-looking statement within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Actual results may differ materially from those reflected and described above.

(b)	Represents FairPoint’s management’s estimate of certain non-cash expenses related to pension and other post-employment benefit (“OPEB”) expenses. FairPoint’s management believes that the liabilities under the pension plans for the Northern New England business’s employees, which we will assume in the Merger, are fully funded. We will not assume any liability with respect to existing retirees of the Northern New England business, which liabilities will be retained by the Verizon Group. FairPoint’s management expects that the cash costs relating to the assumed OPEB liabilities will not be significant in the near future.

(c)	Represents increased salary expenses associated with providing salaries to certain of FairPoint’s existing employees in Maine, New Hampshire and Vermont commensurate with those to be provided by us to the employees of the Spinco business in each such state.

(d)	Represents rate reductions for DSL services provided to FairPoint’s existing customers in Maine, New Hampshire and Vermont to conform those rates to the rates for DSL services to be provided by us to customers of the Spinco business in such states.

(e)	Includes, among other de minimis adjustments, other non-operating income.

(6)	FairPoint’s management estimates that this ratio will be 3.4x at the closing of the Merger. See note (3) above.

(7)	Revenues for the Northern New England business decreased by 1.1% from fiscal 2005 to fiscal 2006 and increased by 0.3% from fiscal 2006 to fiscal 2007. FairPoint anticipated that the 2007 revenues for the Northern New England business would be lower than the actual 2007 results. FairPoint believes that the revenue trend from fiscal 2005 to fiscal 2006 for the Northern New England business is more indicative of the revenues expected to be generated by the Spinco business to be acquired by FairPoint in the Merger than the fiscal 2006 to fiscal 2007 trend. As a result, our revenues, EBITDA and Adjusted EBITDA are expected to decline from those reflected in the pro forma results for 2007. In addition, due to our expected borrowings of approximately $150 under the New Delayed Draw Term Loan, our leverage will initially increase before giving effect to any required or optional debt repayments. Pursuant to one of the regulatory orders approving the spin-off and the Merger, if on December 31, 2011 our ratio of total indebtedness to adjusted EBITDA is 3.6 to 1.0 or higher, then we will reduce our debt by $150 on or prior to December 31, 2012, and if our debt is not so reduced, then we will suspend the payment of dividends until the debt under the New Credit Facility is refinanced.
     EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used by financial analysts in evaluating the performance of companies, including communications companies. In addition, certain financial covenants in the New Credit Facility will contain ratios based on EBITDA and the restricted payment and debt incurrence covenants in the indenture governing the Notes will be based on EBITDA. Accordingly, management believes that EBITDA and Adjusted EBITDA may be useful for potential purchasers of Notes in assessing our operating performance and ability to meet our debt service requirements. Management also believes that these measures allow a standardized comparison between companies in the communications industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies. EBITDA and Adjusted EBITDA, as used herein, are not necessarily comparable to similarly titled measures of other companies. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing our operating results and liquidity. EBITDA and Adjusted EBITDA (including pro forma presentations thereof) have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Some of these limitations are:
•	they do not reflect cash outlays for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•	they do not reflect income tax expense or the cash necessary to pay income taxes;
•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA (including pro forma presentations thereof) do not reflect cash requirements for such replacements;
•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and
•	other companies, including other companies in our industry, may calculate these measures differently than as presented herein, limiting their usefulness as a comparative measure.
     Because of these limitations, EBITDA and Adjusted EBITDA (including pro forma presentations thereof) and the related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness.
     Set forth below are certain historical financial data of the Northern New England business and FairPoint as set forth in the Offering Memorandum:

Historical Combined Financial Data of Verizon’s Northern New England Business

The following summary historical combined financial data of the Northern New England business should be read together with the audited combined financial statements of the Northern New England business for the years ended December 31, 2007, 2006 and 2005 and as of December 31, 2007 and 2006 and the notes thereto. The following summary historical combined financial data of the Northern New England business for each of the years ended December 31, 2007, 2006 and 2005 and as of December 31, 2007 and 2006 have been derived from the audited combined financial statements of the Northern New England business. The summary historical combined financial data for the years ended December 31, 2004 and 2003 and as of December 31, 2005, 2004 and 2003 have been derived from the audited combined financial statements of the Northern New England business. The following summary historical combined financial data of the Northern New England business may not be indicative of Spinco’s future performance and does not necessarily reflect what Spinco’s financial performance would have been had it operated as an independent, stand-alone entity during the periods presented, particularly since many changes will occur as a result of Spinco’s spin-off from Verizon.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(dollars in millions, except non-financial operating data)

Statement of Operations Data:
Operating revenues	$1,197	$1,193	$1,206	$1,199	$1,215
Operating expenses:
Cost of services and sales	556	540	528	406	405
Selling, general and administrative expense	289	283	283	322	415
Depreciation and amortization expense	233	259	267	269	276
Total operating expenses	1,078	1,082	1,078	997	1,096

Operating income	119	111	128	202	119
Interest expense	(70)	(66)	(59)	(51)	(47)
Other income (expense), net	3	4	1	2	(1)

Income before income taxes and cumulative effect of accounting changes	52	49	70	153	71
Income tax provision	(19)	(17)	(26)	(59)	(28)

Income before cumulative effect of accounting changes	33	32	44	94	43
Cumulative effect of accounting changes, net of tax	—	—	—	—	124

Net income	$33	$32	$44	$94	$167

Operating Data:
EBITDA(1)	$355	$374	$396	$473	$394
Capital expenditures	149	214	203	182	218
Access line equivalents(2)	1,600,971	1,703,375	1,745,192	1,779,587	1,817,858
Residential access lines	928,540	1,035,515	1,110,128	1,173,900	1,226,736
Business access lines	449,557	471,129	497,992	522,453	554,242
High-speed data lines	222,874	196,731	137,072	83,234	36,880

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(dollars in millions, except non-financial operating data)

Summary Cash Flow Data:
Net cash provided by operating activities	$264	$341	$271	$318	$391
Net cash used in investing activities	(137)	(213)	(210)	(180)	(198)
Net cash used in financing activities	(127)	(128)	(61)	(138)	(193)
Statement of Selected Assets, Selected Liabilities and Parent Funding Data (at period end):
Property, plant and equipment, net	$1,628	$1,701	$1,738	$1,795	$1,877
Total assets	1,938	2,045	2,182	2,252	2,419
Capital lease obligations	12	14	12	9	10
Parent funding	1,120	1,212	1,268	1,277	1,338

(dollars in millions)

(1)	EBITDA is defined as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. EBITDA is a measure commonly used by financial analysts in evaluating the operating performance of companies. Accordingly, management believes that EBITDA may be useful for potential purchasers of Notes in assessing our operating performance and our ability to meet our debt service requirements. A reconciliation of EBITDA to net income is provided below.

	Year Ended December 31,
	2007	2006	2005	2004	2003
		(dollars in millions)

Reconciliation of EBITDA:
Net income	$33	$32	$44	$94	$43	(a)
Total net interest expense	70	66	59	51	47
Income tax provision	19	17	26	59	28
Depreciation and amortization	233	259	267	269	276

EBITDA(b)	$355	$374	$396	$473	$394

(a)	Does not include the cumulative effect of certain accounting changes.

(b)	Includes expenses related to OPEB and pension liabilities for retired employees of the Northern New England business which we will not assume in the Merger. These expenses were $42 for the year ended December 31, 2007.

The decline in EBITDA for the years ended December 31, 2007 and 2006 compared to the year ended December 31, 2005 is principally due to an increase in expenses for services provided by the Verizon Group and its affiliates, including information systems and information technology; shared assets, including office space outside of New England; supplemental customer sales and service and operations. The year ended December 31, 2004 included various non-recurring items which resulted in increases in net income.

(2)	Total access line equivalents include voice access lines and high-speed data lines, which include DSL and fiber-to-the-premises.

Historical Consolidated Financial Data of FairPoint

The following summary historical consolidated financial data of FairPoint should be read together with the audited consolidated financial statements of FairPoint for the years ended December 31, 2007, 2006 and 2005 and as of December 31, 2007 and 2006 and the notes thereto. The following summary historical consolidated financial data for FairPoint for the years ended December 31, 2007, 2006 and 2005 and as of December 31, 2007 and 2006 have been derived from FairPoint’s audited consolidated financial statements. The selected consolidated historical financial data for the years ended December 31, 2004 and 2003 and as of December 31, 2005, 2004 and 2003 have been derived from FairPoint’s audited consolidated financial statements.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(dollars in millions, except per share and non-financial operating data)

Statement of Operations Data:
Revenues	$283	$270	$263	$253	$231
Operating expenses:
Operating expenses(1)	218	156	144	129	111
Depreciation and amortization	51	53	52	50	48
Gain on sale of operating assets	(2)	—	—	—	—

Total operating expenses	267	209	196	179	159

Income from operations	16	61	67	74	72
Interest expense(2)	(40)	(40)	(46)	(105)	(90)
Other income (expense), net(3)	39	29	(75)	7	10

Income (loss) from continuing operations before income taxes	15	50	(54)	(24)	(8)
Income tax (expense) benefit(4)	(9)	(20)	83	(1)	—

Income (loss) from continuing operations	6	30	29	(25)	(8)
Income from discontinued operations	—	1	—	1	10

Net income (loss)	6	31	29	(24)	2

Operating Data:
EBITDA(5)	$106	$144	$44	$132	$140
Capital expenditures(6)	59	32	28	36	34
Access line equivalents(7)	305,777	311,150	288,899	271,150	264,308
Residential access lines	182,182	194,119	188,206	189,668	196,145
Business access lines	55,892	57,587	55,410	49,606	50,226
High-speed data lines	67,703	59,444	45,283	31,876	17,937
Summary Cash Flow Data:
Net cash provided by operating activities of continuing operations	$36	$82	$62	$46	$33
Net cash provided by (used in) investing activities of continuing operations	4	(27)	(43)	(21)	(54)
Net cash used in financing activities of continuing operations	(41)	(55)	(17)	(24)	(2)
Balance Sheet Data (at period end):
Cash	$3	$4	$5	$4	$6
Property, plant and equipment, net	269	246	243	252	267
Total assets	896	885	908	819	843
Total long-term debt	625	608	607	810	826
Preferred shares subject to mandatory redemption(8)	—	—	—	117	97
Total stockholders’ equity (deficit)	162	225	247	(173)	(148)

(dollars in millions)

(1)	Operating expenses for the years ended December 31, 2007 and 2006 include $52 and $2, respectively, of expenses related to the Merger.

(2)	Interest expense includes amortization of debt issuance costs aggregating $2, $2, $2, $5 and $4 for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively. FairPoint prospectively adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 150 “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity,” effective July 1, 2003. SFAS No. 150 required FairPoint to classify as a long-term liability its series A preferred stock and to reclassify dividends and accretion from the series A preferred stock as interest expense. This stock was described as “Preferred Shares Subject to Mandatory Redemption” in the consolidated balance sheet and dividends and accretion on these shares are included in pre-tax income prior to repurchase in 2005 whereas previously they were presented as a reduction to equity (a dividend), and, therefore, a reduction of net income available to common stockholders. For the years ended December 31, 2005, 2004 and 2003, interest expense includes $2, $20 and $9, respectively, related to dividends and accretion on preferred shares subject to mandatory redemption.

(3)	For the year ended December 31, 2007, other income (expense) includes gain on sale of investments of $49 resulting primarily from FairPoint’s sale of its interest in the Orange County-Poughkeepsie Limited Partnership and loss on derivative instruments of $17. In 2006, other income (expense) includes gains on sales of investments and other assets of $15. In 2005, other income (expense) includes an $88 loss on early retirement of debt and loss on repurchase of series A preferred stock. In 2004, other income (expense) includes a $6 loss for the write-off of debt issuance and offering costs associated with an abandoned offering of Income Deposit Securities. In 2003, other income (expense) includes a $3 gain on the extinguishment of debt and a $5 loss for the write-off of debt issuance costs related to this extinguishment of debt.

(4)	In 2005, FairPoint recorded an income tax benefit of $83, which is primarily the result of the recognition of deferred tax benefits of $66 from the reversal of the deferred tax valuation allowance that resulted from FairPoint’s expectation of generating future taxable income following the recapitalization that occurred as part of its initial public offering in February 2005.

(5)	EBITDA is defined as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. EBITDA is a measure commonly used by financial analysts in evaluating the operating performance of companies. Accordingly, management believes that EBITDA may be useful for potential purchasers of Notes in assessing past operating performance and our ability to meet our debt service requirements. A reconciliation of EBITDA to net income (loss) is provided below.

	Year Ended December 31,
	2007	2006	2005	2004	2003

Reconciliation of EBITDA:
Net income (loss)	$6	$31	$29	$(24)	$2
Total interest expense	40	40	46	105	90
Income tax expense (benefit)	9	20	(83)	1	—
Depreciation and amortization	51	53	52	50	48

EBITDA	$106	$144	$44	$132	$140

EBITDA for the year ended December 31, 2007 includes a $50 gain on sale of investments/assets, a $17 non-cash loss on derivative instruments, $52 of Merger related expenses and $1 in other expenses. EBITDA for the year ended December 31, 2005 includes certain one-time charges of approximately $88 related to FairPoint’s initial public offering of its common stock in February 2005.

(6)	Capital expenditures for the year ended December 31, 2007 includes $30 of expenditures related to the Merger.

(7)	Total access line equivalents includes residential and business access lines and high-speed data lines, which include DSL, wireless broadband and cable modem.

(8)	In connection with its initial public offering in February 2005, FairPoint repurchased all of its series A preferred stock from the holders of that stock.
     Set forth below is information with respect to the expected sources and uses of funds to consummate the Transactions as set forth in the Offering Memorandum:

The following table sets forth the estimated sources and uses of funds to consummate the Transactions (other than the Debt Exchange) assuming the Transactions were consummated on December 31, 2007.

Sources of Funds		Uses of Funds
(dollars in millions)		(dollars in millions)

Notes offered hereby(1)	$540	Notes offered hereby(1)	$540
New Credit Facility:		Repayment of FairPoint’s existing credit facility:
New Term Loan(2)		Term loan facility(8)	589
Spinco borrowings(3)	1,160	Revolving loan facility(9)	62
FairPoint borrowings(4)	470	Repayment of other FairPoint indebtedness(10)	4
New Delayed Draw Term Loan(5)	—	Special cash payment to the Verizon Group	1,160
New Revolver(6)	—	Estimated fees and expenses relating to the Transactions(11)	84
Cash from Spinco(7)	276	Cash for working capital and other general corporate purposes	8

Total sources	$2,447	Total uses	$2,447

(dollars in millions)

(1)	We will not receive any proceeds from the sale of the Notes.

(2)	The New Term Loan, which is expected to consist of the term loan A facility in an aggregate principal amount of up to $500 with a six-year term and the term loan B facility in an aggregate principal amount of at least $1,130 with a seven-year term, is expected to be fully funded upon the closing of the Transactions.

(3)	Borrowings will be incurred by Spinco prior to the spin-off and will be used by Spinco to make a special cash payment of $1,160 to the Verizon Group.

(4)	Borrowings will be incurred by FairPoint concurrently with the closing of the Merger and will be used by FairPoint, together with cash on hand, to repay amounts expected to be outstanding under its existing revolving loan facility.

(5)	The New Delayed Draw Term Loan is expected to have a seven-year term and will be available for 12 months following the closing of the Merger. The New Delayed Draw Term Loan is expected to be undrawn upon the closing of the Transactions and will be used to fund certain capital expenditures and other expenses associated with the Merger. The New Delayed Draw Term Loan, which has a maximum availability of $200, is expected to be available for one year following the closing of the Transactions to fund certain capital expenditures and other expenses associated with the Merger. We currently expect that we will borrow approximately $150 under the New Delayed Draw Term Loan to fund such capital expenditures and other expenses.

(6)	The New Revolver is expected to have a six-year term and is expected to be undrawn upon the closing of the Transactions (not including letters of credit that will be issued as of the closing date) and may be used to fund short-term cash requirements. The New Revolver has a maximum availability of $200.

(7)	Reflects a cash capital contribution of $235.5 from the Verizon Group to Spinco, as required by the state regulatory orders approving the spin-off and the Merger (which does not include $81 of restricted cash to be maintained in separate accounts as required in the orders of the Vermont Public Service Board and the New Hampshire Public Utilities Commission approving the spin-off and the Merger; see capitalization table below) and $40 of working capital (which FairPoint’s management has assumed to be cash on hand as of the closing of the Merger), as calculated pursuant to the terms of the Distribution Agreement, without giving effect to any adjustments which might be required pursuant to the Distribution Agreement.

(8)	Term loans under FairPoint’s existing credit facility mature in February 2012 and bear interest per annum at the Eurodollar rate plus 2.0%.

(9)	Revolving loans under FairPoint’s existing credit facility mature in February 2011 and bear interest per annum at the Eurodollar rate plus 2.0%. This amount is FairPoint’s management’s estimate of the borrowings expected to be outstanding under the revolving loan facility of FairPoint’s existing credit facility as of March 31, 2008. As of December 31, 2007, FairPoint had $33 in outstanding borrowings under the revolving loan facility.

(10)	This debt consists of (i) $2.1 aggregate principal amount of 11 7/8% senior notes issued in March 2003, which mature on March 1, 2010 (the “11 7/8% notes”) and (ii) $1.9 aggregate principal amount of senior secured floating rate notes and fixed rate notes issued by two of our operating subsidiaries which were assumed in connection with our acquisition of these subsidiaries, this indebtedness matures between 2009 and 2014 and the interest rate on these notes range from 8.2% to 9.2%. With respect to the 11 7/8% notes, we intend to deliver an irrevocable notice of redemption to redeem all of the 11 7/8% notes at a price of 102.969% on the date following the closing of the Transactions. The redemption will occur 30 days after the delivery of such notice.

(11)	Includes $25 of debt issuance costs and advisory fees and other fees and expenses payable in connection with the Merger.
     Set forth below is information with respect to the capitalization of FairPoint on an actual basis and on a pro forma basis as set forth in the Offering Memorandum:

The following table sets forth FairPoint’s capitalization as of December 31, 2007 on an actual basis and on a pro forma basis to give effect to the Transactions.

	As of December 31, 2007
	Actual	Pro Forma
	(dollars in millions)

Cash and cash equivalents(1)	$3	$43
Restricted cash(2)	—	81
Long-term debt:
Existing credit facility
Term loan facility	589	—
Revolving loan facility	32	—
New Credit Facility
New Term Loan(3)	—	1,574
New Delayed Draw Term Loan(4)	—	—
New Revolver(5)	—	—
11 7/8% Senior Notes due 2010	2	—
Notes offered hereby	—	540
Other long-term debt	2	—
Capital lease obligations	—	12

Total long-term debt and capital lease obligations	625	2,126
Stockholders’ equity (deficit)	162	196

Total capitalization	$787	$2,322

(dollars in millions)

(1)	Cash and cash equivalents on a pro forma basis as of December 31, 2007 is not necessarily indicative of our expected operations for the year ending December 31, 2008. To the extent revenues decline, our available cash may also decline and require borrowings under the New Credit Facility. Concurrently with the closing of the Merger, we expect to incur cash costs of $59, which are expected to be funded with $32 of cash on hand and $27 of borrowings under the New Term Loan.

(2)	Includes (a) $25 to be deposited into an account to be drawn upon by us solely for cash uses related to a performance enhancement plan and (b) $6.7 to be deposited into an account to be drawn upon by us solely for double pole removal commitments made by FairPoint, in each case, as required in the order of the Vermont Public Service Board approving the spin-off and the Merger. Also includes a $49 capital contribution by the Verizon Group to Spinco, to be maintained in a separate account, as required in the order of the New Hampshire Public Utilities Commission approving the spin-off and the Merger.

(3)	The New Term Loan is expected to have a total aggregate principal amount of $1,630 (consisting of the term loan A facility in an aggregate principal amount of up to $500 with a six-year term and the term loan B facility in an aggregate principal amount of at least $1,130 with a seven-year term). Prior to the closing of the Merger, FairPoint expects to incur an additional $29 of debt under the revolving facility of its existing credit facility, which amount will be repaid upon the closing of the Merger with borrowings under the New Term Loan. In addition, concurrently with the closing of the Merger, we expect to incur cash costs of $59, which are expected to be funded with $32 of cash on hand and $27 of borrowings under the New Term Loan. After giving effect to these additional borrowings, FairPoint’s management estimates that the amount of total long-term debt and capital lease obligations outstanding at the closing of the Merger will be $2,182.
     Some statements in this Current Report are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may relate to, among other things:
•	future performance generally, and our performance in particular;

•	material adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial or operational impact, in the markets we serve;
•	restrictions imposed by the agreements governing our indebtedness;
•	anticipated cost savings from the Merger;
•	anticipated business development activities and future capital expenditures;
•	our dividend policy and expectations regarding dividend payments;
•	financing sources and availability, and future interest expense;
•	availability of net operating loss carryforwards to offset anticipated tax liabilities;
•	material technological developments and changes in the communications industry, including disruption of our suppliers’ provisioning of critical products or services;
•	use by customers of alternative technologies;
•	availability and levels of regulatory support payments;
•	the effects of regulation and competition on the markets we serve;
•	changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (the “SEC”), may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and
•	restrictions and additional obligations imposed by federal and state regulators as conditions to approvals needed to complete the spin-off and the Merger.
     These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this Current Report that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under “Item 1A. Risk Factors” in FairPoint’s Annual Report on Form 10-K for the Year Ended December 31, 2007 and “Risk Factors” in FairPoint’s Information

Statement/Prospectus, dated February 28, 2008. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent periodic reports filed with the SEC on Forms 10-K, 10-Q and 8-K and Schedule 14A.
     The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of such section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.
By:	/s/ John P. Crowley
	Name:	John P. Crowley
	Title:	Executive Vice President and Chief Financial Officer

Date: March 10, 2008